UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): July 16, 2013

Synthesis Energy Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33522 (Commission File Number)	20-2110031 (I.R.S. Employer Identification No.)
Three Riverway, Suite 300 Houston, Texas (Address of principal executive offices)	77056 (Zip Code)

 (713) 579-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On July 16, 2013, Synthesis Energy Systems, Inc. (the “Company”) entered into an employment letter with Donald P. Bunnell, a member of the Company’s board of directors (the “Board”). Mr. Bunnell will serve as Chief Commercial Officer, and he will focus on developing and closing new and existing commercialization partnership opportunities to address key business verticals through technology licensing, equipment sales and engineering services. Mr. Bunnell had previously served as the Company’s President and Chief Executive Officer—Asia Pacific until February 2011 when he resigned to pursue other interests.

Mr. Bunnell’s employment is terminable by either the Company or Mr. Bunnell at any time, with or without notice. Mr. Bunnell is entitled to receive an annual base salary of up to $180,000 and performance bonuses as may be awarded in the sole discretion of the Compensation Committee of the Board. Mr. Bunnell’s salary is subject to increase in the discretion of the Board.

The letter prohibits Mr. Bunnell from competing with the Company during his employment and for a period of twelve months thereafter and he is also prohibited from soliciting the Company’s employees for a period of twelve months after the termination of his employment. Mr. Bunnell is also subject to confidentiality and non-disparagement obligations.

The foregoing description is qualified in its entirety by reference to the full text of the employment letter which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 8.01    Other Events.

On July 17, 2013, the Company issued a press release announcing the employment agreement with Mr. Bunnell. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

Exhibits

*10.1 Employment Letter between the Company and Donald P. Bunnell dated July 16, 2013

*99.1 Press Release re Bunnell Employment Letter dated July 17, 2013.

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthesis Energy Systems, Inc.

Dated: July 17, 2013	/s/ Robert Rigdon
Robert Rigdon President and Chief Executive Officer

Exhibit Index

*10.1 Employment Letter between the Company and Donald P. Bunnell dated July 16, 2013

*99.1 Press Release re Bunnell Employment Letter dated July 17, 2013.

* Filed herewith.